Exhibit 10.4

PERFORMANCE SHARE UNIT AGREEMENT
PURSUANT TO THE
2011 INCENTIVE COMPENSATION PLAN

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Participant:

Grant Date:

Number of Performance Share Units Granted at Target Performance:

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THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between U.S. Silica Holdings, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Amended and Restated 2011 Incentive Compensation Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the performance share units (“PSUs”) provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan and the Company’s Executive Compensation Clawback Policy (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and the Executive Compensation Clawback Policy and that the Participant has read the Plan and the Executive Compensation Clawback Policy carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.    Grant of Performance Share Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of PSUs specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the PSUs, except as otherwise specifically provided for in the Plan or this Agreement. Notwithstanding any other provision herein to the contrary, to the extent applicable to the Participant hereunder, the Award is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and shall be subject in all respects to all of the terms and conditions of the Plan required for such qualification.
3.    Vesting.
(a)    Performance-Based Vesting. Subject to the provisions of Sections 3(b) through 3(d) hereof, the PSUs subject to this grant shall become performance vested based on the Company’s total shareholder return, or “TSR” (as defined below) for the performance period beginning on January 1, 2016 and ending on December 31, 2018 (the “Performance Period”) expressed as a percentage ranking as compared to the TSR for the Performance Period of each of the companies in the S&P SmallCap 600 Energy Sector Index that are part of such index at both the beginning and the end of the Performance Period (the “TSR Ranking”), in accordance with the following schedule, subject to the Participant’s continued employment with the Company or its Subsidiaries through the end of the Performance Period:

TSR Ranking January 1, 2016 through December 31, 2018	Number of PSUs Vested as Percentage of Target
Less Than 30th percentile	0%
30th percentile	50% (Threshold)
50th percentile	100%
75th percentile	150%
Equal to or Greater Than 90th percentile	200% (Maximum)

To the extent that actual TSR Ranking for the Performance Period hereunder is between any two levels provided in the table above, the number of PSUs to become vested hereunder shall be determined on a pro rata basis using straight line interpolation; provided that no PSUs shall become vested if the actual TSR Ranking for the Performance Period is less than the Threshold level of performance set forth in the schedule above; and provided, further, that the maximum number of PSUs that may become vested shall not exceed the number of PSUs set forth in the schedule above corresponding to the Maximum level of performance set forth in the schedule above.

For purposes hereof, the term “TSR” shall mean total shareholder return for a company, expressed as a percentage, determined by dividing (i) an amount equal to the sum of (x) the difference between the Beginning Stock Price (as defined below) and the Ending Stock Price (as defined below) and (y) the sum of all dividends paid on one share of such company’s stock during the Performance Period, provided that dividends shall be treated as reinvested on the ex-dividend date at the closing price on that date by (ii) the Beginning Stock Price, as calculated in good faith by the Committee. For purposes of this paragraph, “Beginning Stock Price” for a company shall mean the average closing price on the applicable stock exchange of one share of the company’s stock for the sixty (60) days immediately prior to the first day of the Performance Period, and “Ending Stock Price” for a company shall mean the average closing price on the applicable stock exchange of one share of the company’s stock for the sixty (60) days immediately prior to the last day of the Performance Period.

(b)    Termination due to death or Disability, without Cause or due to Retirement. Subject to the provisions of Sections 3(c) and 3(d) hereof, in the event of the Participant’s Termination as a result of death or Disability, by the Company without Cause, or due to the Participant’s “Retirement” (as defined below) at any time prior to the end of the Performance Period, the requirement that the Participant remain in the continued employment of the Company or its Subsidiaries through the end of the Performance Period in order for the time-based vesting condition to be satisfied under Section 3(a) hereof shall be waived as of the date of such Termination. Thereafter, the PSUs shall continue to remain outstanding until the Committee can certify the Company’s TSR Ranking for the Performance Period, and the PSUs shall become vested or be forfeited based on actual performance on a pro rata basis (as determined in accordance with the following sentence) in accordance with the otherwise applicable vesting conditions set forth in Section 3(a) hereof, and shall be paid, to the extent so earned and vested, as provided in Section 4 hereof. For purposes of determining the pro rated number of PSUs to become vested under this Section 3(b), the number of PSUs that would have become vested based on actual performance for the full Performance Period in accordance with Section 3(a) hereof shall be multiplied by a fraction, the numerator of which is the number of calendar days in the period beginning with the date of commencement of the Performance Period and ending on the date of such Termination, and the denominator of which is one thousand ninety six (1,096). For purposes hereof, the term “Retirement” shall mean the Participant’s voluntary Termination of Employment at or after age sixty-five (65) or such earlier date after age fifty (50), in either case, as may be approved by the Committee in its sole discretion with regard to the Participant.
(c)    Change in Control. Notwithstanding the provisions of Sections 3(a) and 3(b) hereof, in the event of the Participant’s Termination as a result of death or Disability, by the Company without Cause, by the Participant for “Good Reason” (as defined below) or as a result of the Participant’s Retirement, in any case, at any time upon or following a Change in Control but prior to the end of the Performance Period, the PSUs shall become vested based on the Target level of performance set forth in Section 3(a) hereof as of the date of such Termination, and shall be paid, to the extent so vested, as provided in Section 4 hereof. For purposes hereof, the term “Good Reason” shall mean (i) a material reduction in the Participant’s annual base salary rate of compensation; (ii) a required relocation of more than 50 miles from the Participant’s primary place of employment with the Company or its Affiliates; or (iii) a material, adverse change in the Participant’s title, reporting relationship, authority, duties or responsibilities; provided, however, that to invoke a Termination for Good Reason, (A) the Participant must provide written notice to the Company within thirty (30) days of the event the Participant believes constitutes Good Reason, (B) the Company must fail to cure such event within thirty (30) days of the receipt of such written notice and (C) the Participant must terminate employment within five (5) days following the expiration of the Company’s cure period described above.
(d)    Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the PSUs at any time and for any reason.
(e)    Effect of Detrimental Activity. The provisions of Section 10.4 of the Plan regarding Detrimental Activity shall apply to the PSUs.
(f)    Forfeiture. Subject to the provisions of Sections 3(b) through 3(d) hereof, all unvested PSUs shall be immediately forfeited upon the Participant’s Termination for any reason.
4.    Delivery of Shares.
(a)    General. Subject to the provisions of Sections 4(b) and 4(c) hereof, within two and one-half months following the full vesting of the PSUs, the Participant shall receive the number of shares of Common Stock that correspond to the number of PSUs that have become vested hereunder; provided that the Participant shall be obligated to pay to the Company the aggregate par value of the shares of Common Stock to be issued within ten (10) days following the issuance of such shares unless such shares have been issued by the Company from the Company’s treasury.

(b)    Blackout Periods. If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4(a) hereof, such distribution shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the later of (A) the end of the calendar year in which such distribution would otherwise have been made, and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder.
(c)    Deferrals. If permitted by the Company, the Participant may elect, subject to the terms and conditions of the Plan and any other applicable written plan or procedure adopted by the Company from time to time for purposes of such election, to defer the distribution of all or any portion of the shares of Common Stock that would otherwise be distributed to the Participant hereunder (the “Deferred Shares”), consistent with the requirements of Section 409A of the Code. Upon the vesting of PSUs that have been so deferred, the applicable number of Deferred Shares shall be credited to a bookkeeping account established on the Participant’s behalf (the “Account”). Subject to Section 5 hereof, the number of shares of Common Stock equal to the number of Deferred Shares credited to the Participant’s Account shall be distributed to the Participant in accordance with the terms and conditions of the Plan and the other applicable written plans or procedures of the Company, consistent with the requirements of Section 409A of the Code.
5.    Dividends; Rights as Stockholder. The Participant shall have no rights to any dividends paid on any shares of Common Stock covered by any PSU unless and until the Participant has become the holder of record of such shares. The Participant shall have no other rights as a stockholder with respect to any shares of Common Stock covered by any PSU unless and until the Participant has become the holder of record of such shares.
6.    Non-Transferability. No portion of the PSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the PSUs as provided herein, unless and until payment is made in respect of vested PSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested shares of Common Stock issuable hereunder.
7.    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
8.    Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the PSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement. Any statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to the Participant hereunder.
9.    Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 9.

10.    Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:
(a)    The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 10.
(b)    If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register such shares of Common Stock (or to file a “re-offer prospectus”).
(c)    If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.
11.    Entire Agreement; Amendment. This Agreement, together with the Plan and the Executive Compensation Clawback Policy, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
12.    Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
13.    No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
14.    Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the PSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
15.    Compliance with Laws. The grant of PSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and

U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the PSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the PSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
16.    Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.
17.    Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
19.    Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
20.    Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.
21.    Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of PSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the PSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

U.S. SILICA HOLDINGS, INC.

By:

Name: Bryan A. Shinn

Title: President and Chief Executive Officer

PARTICIPANT

Name: